Exhibit 4.1

QYOU Media Inc.
ANNUAL INFORMATION FORM For the Fiscal Period Ended December 31, 2021 May 20, 2022

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TABLE OF CONTENTS

EXPLANATORY NOTES	1

CORPORATE INFORMATION	2

OUR BUSINESS	3

DESCRIPTION OF CAPITAL structure	9

DiVIDENDS AND DISTRIBUTIONS	11

Market for Securities	12

ESCROWED SECURITIES AND SECURITIES SUBJECT TO RESTRICTION ON TRANSFER	12

DIRECTORS AND OFFICERS	13

RISK FACTORS	18
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	29
MATERIAL CONTRACTS	29
LEGAL PROCEEDINGS and regulatory actions	29
TRANSFER AGENT AND REGISTRAR	29
INTEREST OF EXPERTS	29
Additional Information	30

EXPLANATORY NOTES

General

The fiscal year end of QYOU Media Inc. is December 31. The Company previously had a year end of June 30, which was changed to December 31 in February 2022.

The information in this Annual Information Form is stated as at December 31, 2021, unless otherwise indicated.

Unless otherwise indicated or the context otherwise requires, all references in this Annual Information Form to “QYOU”, “the Company”, “we”, “us”, “our”, and “our company” refer to QYOU Media Inc. and its predecessors and material subsidiaries and all references to “$” or “dollars” are to Canadian dollars.

Forward-Looking Information

This Annual Information Form contains “forward-looking information” within the meaning of applicable Canadian securities legislation. Forward-looking information may include, but is not limited to, statements with respect to future events and operating performance; estimates of future expenses, revenue and profitability; market, social and economic trends affecting the Company’s financial condition and results of operations; the future outlook of the Company, business plans and strategies; future product, channel and program launches and development; working capital; the Company’s future cost structure; future demographic makeup and targets; future sales and marketing activities; the availability and terms of additional capital; strategic partners; industry trends and the competitive environment; and other factors referenced in this Annual Information Form, including those set forth under the heading “Risk Factors” in this Annual Information Form.

Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors include, among others, general business, economic, competitive, political, regulatory and social uncertainties; as well as those factors discussed in the section entitled “Risk Factors” in this Annual Information Form.

Readers are cautioned that the foregoing list of factors and those contained elsewhere in this Annual Information Form are not exhaustive. We have made certain assumptions used in the preparation of the forward-looking information, which include but are not limited to anticipated events or results, business strategy and strategic goals, general business and economic conditions including that financial markets will not be adversely impacted in the long term by the COVID-19 pandemic, the expected costs and results of operations, projected costs and capital expenditures, the ability to raise additional capital as and when required, business prospects, the impact of the introduction of new products, the ability of management to leverage sales opportunities, characteristics of the industry, social, economic and demographic trends will continue as anticipated, business prospects, regulatory developments, research and development activities, financial results, taxes, and plans and objectives of or involving the Company. Some of the assumptions used in the preparation of this Annual Information Form, although considered reasonable by us at the time of preparation, may prove to be incorrect.

Although we have attempted to identify important factors that could cause actual actions, events, or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking statements contained in this Annual Information Form are made as of the date of this Annual Information Form and we disclaim any obligation to update any forward-looking statements, whether because of new information, future events or results or otherwise, except as required by applicable securities laws. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements due to their inherent uncertainty. All subsequent forward-looking statements, whether written or oral, attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

Market Industry Data

The market and industry data contained in this Annual Information Form is based upon information from independent industry and other publications and our knowledge of, and experience in, the industry in which we operate. Market and industry data is subject to variations and cannot be verified with complete certainty due to limits on the availability and reliability of raw data at any point in time, the voluntary nature of the data gathering process or other limitations and uncertainties inherent in any statistical survey. Accordingly, the accuracy and completeness of this data are not guaranteed. We have not independently verified any of the data from third party sources referred to in this Annual Information Form or ascertained the underlying assumptions relied upon by such sources. While we are not aware of any misstatements regarding the market and industry data presented in this Annual Information Form, such data involves risks and uncertainties and is subject to change based on various factors, including those factors discussed under “Forward-Looking Information” and “Risk Factors” in this Annual Information Form.

CORPORATE INFORMATION

Name and Organization

The full corporate name of the Company is “QYOU Media Inc.” The Company was incorporated pursuant to the Business Corporations Act (Alberta) on July 30, 1993 under the name “575161 Alberta Inc.” Effective March 13, 2017, the Company completed a reverse takeover transaction under the policies of the TSX Venture Exchange (the “TSXV”) pursuant to which QYOU Media Holdings Inc. became a wholly-owned subsidiary of the Company and the security holders of QYOU Media Holdings Inc. became security holders of the Company (the “Transaction”). QYOU Media Holdings Inc. is the entity resulting from the amalgamation of QYOU Media Inc. (as it was then called) and 2561287 Ontario Ltd. (then a wholly owned subsidiary of the Company) on March 13, 2017. In connection with the Transaction, the Company also filed articles of amendment to change its name to “QYOU Media Inc.” and was continued into Ontario on March 29, 2017 under the Business Corporations Act (Ontario). Subsequently, on March 31, 2017, the Company’s common shares (the “Common Shares”) resumed trading on the TSXV under the symbol “QYOU”. Following the Transaction, the Company now carries on the business of QYOU and its subsidiaries. On July 1, 2021, the Company amalgamated with its subsidiary, QYOU Media Holdings Inc.

The registered and head office of QYOU is located at 154 University Avenue, Unit 601, Toronto, ON M5H 3Y9.

Corporate Structure of QYOU

The following chart outlines our corporate structure and identifies the jurisdictions of each of QYOU’s material subsidiaries as at December 31, 2021.

OUR BUSINESS

General Development of the Business

QYOU operates in India and the United States producing and distributing content created by social media stars and digital content creators. In India, through our flagship brand, The Q India, and our broadcast and digital channels, The Q Marathi, The Q Kahaniyan and The Q Comedistaan, we curate, produce and distribute premium content including television networks and video on demand (“VOD”) for cable and satellite television, over-the-top (“OTT”) platforms, connected TVs and mobile platforms. In the United States, we manage influencer marketing campaigns for major film studios, gaming companies and other consumer brands. Founded and created by industry veterans from Lionsgate, MTV, Disney and Sony, QYOU’s millennial and Gen Z-focused content reaches more than one billion consumers around the world. Experience our work at www.qyoumedia.com and www.theq.tv.

The Company’s India business was built on a three-phase strategy: (i) build a product in the form of a linear channel and corresponding VOD offering that features the best of short form content in India from sources including YouTube, Facebook, Instagram, SnapChat, Chingari and other sources; (ii) use that product to secure distribution across major television, OTT and mobile partnerships; and (iii) use that distribution and increased viewership associated with it to drive ad revenues. With respect to Phase 1, the Company currently has secured licenses and created original shows representing over 1,200 hours of programming from top digital creators and social stars in India. In connection with Phase 2, the Company now has partnerships in TV with TATA Sky, AirtelDTH, DD Free Dish and SitiNetworks along with other major cable and satellite television providers. OTT partnerships include MX Player, DishWatcho and ShemarooMe.s. On the mobile side, the Company has established partnerships with Jio Mobile and Airtel, the two largest mobile providers in India. The commencement of Phase 3 began in late 2020 and accelerated in 2021 when the Company signed ad sales orders with 50 new major advertisers including Amazon, Coca Cola, Facebook, Google, Airtel, Britannia and FlipKart. Revenue across the Company grew significantly because of this and increased from approximately $300,000 in Q1 2021 to over $5.6 million in Q4 2021.

Prior to COVID-19, the Company’s US influencer marketing business primarily involved booking customers to use influencers to promote the launch of major theatrical motion pictures in the United States. With the closure of theaters due to COVID-19, this group pivoted into several new areas of business including premium VOD (replacing theatrical with major studio releases going direct to consumer), subscription VOD and retail/apparel. Management believes the Company’s influencer marketing business is well-positioned to grow as brands rely more heavily on influencers to reach their target audience of millennials and Gen-Z.

Three Year History

On September 20, 2018, QYOU Media India Private Ltd. (“QYOU India”) was incorporated to serve the rapidly growing Indian market focusing on social video and digital creator-driven content offerings targeted at the youth of India. The Company acquired an 82% ownership interest of QYOU India while the remaining 18% ownership interest was held by non-controlling shareholders.

On June 1, 2020, the Company increased its interest of QYOU India from 82% to 88% in exchange for funding the operations of QYOU India since its inception, resulting in a decrease of the ownership interest held by non-controlling shareholders from 18% to 12%.

On May 31, 2021, the Company entered into a share purchase agreement (the “Purchase Agreement”) with Chatterbox Technologies Private Limited (“Chtrbox”), an influencer marketing company based in India, to acquire 100% of its outstanding common shares over a period of three years (the “Chtrbox Acquisition”). On June 14, 2021, the Company acquired 97% of the issued and outstanding common shares of Chtrbox. As part of the Chtrbox Acquisition, Pranay Swarup and Julie Kriegshabar continued to act as Chief Executive Officer and Chief Operating Officer of Chtrbox, respectively.

On July 1, 2021, the Company amalgamated with its subsidiary, QYOU Media Holdings Inc.

Impact of COVID-19 on the Company

The Company’s immediate priorities when the COVID-19 pandemic hit was to address the health and safety of its staff and stakeholders and adjust its operations to the new reality. The Company’s influencer marketing division was materially negatively affected by the immediate closure of movie theaters in March of 2020. Several influencer marketing contracts for scheduled theatrical motion pictures were canceled, which resulted in a loss of revenues for the third and fourth quarter for the year ended June 30, 2020. In March 2020, The Q India received its first material advertising purchase order for approximately US$75,000, which was put on hold pending the end of India’s lockdown. The Company has moved past these issues from the initial challenges created by the onslaught of the pandemic.

The Company has not experienced a material effect on business operations over the last 6-9 months from the date of this Annual Information Form due to COVID-19. For the most part, advertisers in India are back to a more normalized state of advertising and the theatrical movie business has returned to North America. While the future effect of COVID-19 is uncertain, the Company believes it has adjusted and is as prepared as it can be for any subsequent changes that may be caused via additional outbreaks in the future.

The Company has experienced a growth in viewership on its television channel in India as measured by BARC (Broadcast Audience Research Council). Management believes the increased viewership could continue in 2022 and drive an increase in ad sales associated with broadcast distribution as measured by BARC. In addition, with the launch of new digital channels on connected TVs, OTT and mobile platforms the Company continues to see continued growth in viewership which it also expects will generate increasing ad sales.

Financings

On October 30, 2019, the Company completed the final tranche of an offering of an aggregate of 36,000,000 units of the Company as part of a non-brokered private placement at a price of $0.05 per unit, for aggregate gross proceeds of $1,800,000. Each unit was comprised of one Common Share, one-half of one Common Share purchase warrant exercisable to purchase one Common Share at a price of $0.06 per share until September 30, 2020 (a “6 Cent Warrant”) and an additional one-half of one Common Share purchase warrant exercisable to purchase one Common Share at a price of $0.10 per share until September 30, 2021. Additionally, the Company issued a total of 2,266,000 compensation options exercisable into units at a price of $0.05 per unit until September 30, 2021 as compensation to certain finders in connection with the offering. On September 14, 2020, the Company extended the term of the 6 Cent Warrants from September 30, 2020 to October 30, 2020.

On February 11, 2020, the Company completed an offering of 6,000,000 units of the Company as part of a non-brokered private placement at a price of $0.06 per unit, for gross proceeds of $360,000. Each unit was comprised of one Common Share and one Common Share purchase warrant. Each warrant entitled the holder to acquire one Common Share at a price of $0.08 per share until February 11, 2022. Additionally, the Company issued a total of 420,000 compensation options exercisable into units at a price of $0.06 per unit until February 11, 2022 as compensation to certain finders in connection with the offering.

On July 14, 2020, the Company completed the final tranche of an offering of an aggregate of 60,666,399 units of the Company as part of a non-brokered private placement at a price of $0.03 per unit, for aggregate gross proceeds of $1,819,992. Each unit was comprised of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share at a price of $0.05 per share until June 30, 2022. Additionally, the Company issued a total of 5,549,973 compensation options exercisable into units at a price of $0.05 per unit until June 30, 2022 as compensation to certain finders in connection with the offering.

On February 25, 2021, the Company completed a short form prospectus offering on a bought deal basis and issued 41,071,560 units of the Company at a price of $0.28 per unit, for aggregate gross proceeds of $11,500,037. Each unit was comprised of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share at a price of $0.45 per share until February 25, 2023. Additionally, the Company issued a total of 3,285,724 compensation options exercisable into units at a price of $0.28 per unit until February 25, 2023 as compensation to the underwriters in connection with the offering.

On August 16, 2021, Brand Capital International (“BCI”), the strategic investment arm of Bennett, Coleman & Co. Ltd. (d/b/a The Times of India Group), completed an initial investment of US$2,000,000 ($2,527,000) in Common Shares at a price of $0.32 per Common Share, for a total issuance of 7,896,875 Common Shares. In addition to the issuance of Common Shares, the Company also granted BCI a right exercisable between January 1, 2022 and March 31, 2022 to purchase a further US$2,000,000 of Common Shares at a price equal to the greater of: (i) $0.42 per Common Share and (ii) a discounted price based on the volume weighted-average price of the Common Shares on the TSXV.

Director and Management Changes

Effective March 30, 2020, Kyle Sonia resigned as Senior Vice President of Production of QYOU USA Inc. (“QYOU USA”).

Effective April 28, 2021, Simran Hoon was appointed Chief Executive Officer of QYOU India.

Following the Chtrbox Acquisition on May 31, 2021, Pranay Swarup and Julie Kriegshabar continued to act as Chief Executive Officer and Chief Operating Officer of Chtrbox, respectively.

Effective November 22, 2021, Glenn Ginsburg was appointed President of QYOU USA.

Description of the Business

QYOU operates in India and the United States producing and distributing content created by social media stars and digital content creators. In India, through our flagship brand, The Q India, and our broadcast and digital channels, The Q Marathi, The Q Kahaniyan and The Q Comedistaan, we curate, produce and distribute premium content including television networks and VOD for cable and satellite television, OTT platforms and mobile platforms. In the United States, we manage influencer marketing campaigns for major film studios and brands. Founded and created by industry veterans from Lionsgate, MTV, Disney and Sony, QYOU’s millennial and Gen Z-focused content reaches more than one billion consumers around the world. Experience our work at www.qyoumedia.com and www.theq.tv.

In India, the Company targets the country’s youth population who are among the largest users of social media platforms such as Facebook, WhatsApp and Instagram. The Company will continue to target India’s youth who will be an essential part of the Company’s growth in India. In addition, both The Q India and the US influencer marketing division of the Company rely on “influencers” to drive its growth. Influencer marketing is a rapidly growing segment for all advertisers globally with projected global revenues growing from $9.7 billion in 2020 to $16.4 billion in 2022.

As further described below, the Company’s two principal operating business units are comprised of QYOU India with headquarters in Mumbai, India and QYOU USA, which operates out of Los Angeles, California.

In 2021, the Company wound down its operations in Ireland and ceased production work in Canada to focus its business operations in India and the United States. In Ireland, the Company primarily operated channel and content distribution efforts in Europe, which were terminated as of Q1 2021. In Canada, revenues were generated from the Company’s Canadian production entity which produced an esports series titled “Heads Up Daily” (“HUD”). The Company has ceased all production and distribution of HUD and does not anticipate it will resume in the near future. The Company’s Canadian production will remain active in the event other productions take place in Canada in the future.

Principal Products and Services

We have two operating segments, as described below:

1.	India: QYOU Media India Pvt. Ltd. and Chatterbox Technologies Private Limited

QYOU India operates a group of broadcast and digital channels across India targeting young Indian audiences. All channels are advertiser -supported and deliver hit digital programming from leading social media stars and digital video creators targeting young Indian audiences. With a growing library of over 1,200 programs, QYOU India’s channels now reach an audience of over 800 million via 140 million television homes with partners including TATA Sky, Airtel DTH & SitiNetworks; 380 million OTT users via platforms including ShemarooMe, MX Player and Dish Watcho; and 300 million users on mobile and digital platforms including JioTV, Airtel Xstream, and SNAP. QYOU India has also added a growing number of users on connected TVs via distribution agreements with Amazon Fire TV, Samsung TV Plus, Xiaomi Patchwall and Cloud TV.

India Channels Business Unit:

This business unit targets two primary core distribution channels with both a 24/7 linear streaming channel and via VOD (on demand) content offerings. All channels are ad -supported for revenue generation and include direct sales for ads on the broadcast networks and programmatic served ads with a revenue share with distribution partners on the digital channels.

Broadcast Channels: QYOU India’s flagship channel, The Q, is a Hindi language channel and we have also newly launched the vernacular channel, The Q Marathi (for native Marathi speakers). Both channels feature content from top digital creators and social media stars.

Digital Channels (Connected TV): Includes all-animation channel, The Q Kahaniyan, and all -comedy channel, The Q Comedistaan. B channels feature content from top digital content creators and social media stars.

Both broadcast and digital channels have extensively contracted with dozens of companies with respect to distribution, content licensing/content creation and advertising. The Company continues to expand its operations in India through growth of all four channels and anticipates more channels will be launched in the future.

Chtrbox Influencer Marketing Business Unit (India):

Chtrbox is among the leading influencer marketing businesses in India and operates as a standalone business unit. Increasingly, both the QYOU India channels sales unit and the Chtrbox sales unit are working on integrated sales efforts via a platform called “Bharatbox”. This 360-degree full-integrated ad offering from television ads through digital and influencer -led campaigns is a primary growth initiative of the combined companies going forward. Chtrbox has experienced steady and continuous revenue growth and management believes the Company is well-positioned for this to continue with further sales integration between the companies along with continued importance for brands to use influencers for their marketing campaigns.

With the combination of the QYOU India and Chtrbox businesses, the Company currently employs approximately 125 people in India.

2.	USA: QYOU USA Influencer Marketing:

QYOU’s US-based, award-winning influencer marketing business unit has become one of the foremost authorities on brand engagement on popular short form entertainment platform, TikTok. QYOU USA’s client portfolio includes Universal Pictures, CAPCOM, 20th Century Fox, Sony Pictures, DreamWorks, Warner Brothers, Paramount and other leading entertainment and gaming companies. Glenn Ginsburg, who leads the business unit and has played a seminal role for over a decade in the evolution of the business models that now shape the “Creator Economy”, is responsible for all overall aspects of the business including sales, operations, talent, creative and business development.

Influencer marketing is often used by brands looking to connect with predominantly Millennial (born between the 1980s and early 2000s) and Gen-Z (born between the late 1990s or early 2000s and the late 2010s) audiences. Influencer marketing campaigns are typically contracted with campaigns featuring guaranteed views and engagement rates. The QYOU USA business unit has a consistent track record of delivering on these KPIs and this has resulted in a growth trajectory, which management believes could continue in 2022 and beyond.

Production and Services

QYOU currently retains approximately 110 full-time employees and 40 full-time contractors who help curate, license, catalog, package and distribute short-form content in India and the United States. QYOU has successfully achieved revenue-generating businesses via this effort in the two major revenue categories outlined above.

QYOU maintains strong relationships in India and the United States with the creative content community, the technology community and the investment community based upon the work of the Company’s management and board of directors (the “Board”) in each of these areas.

At present, QYOU has contracted with dozens of different companies in India and the United States with customer reach to over 800 million consumers worldwide.

New Products

QYOU intends to increase its customer base and expand its service offering to existing and new customers. The Company is developing several new products and direct-to-consumer services that will leverage many of the distributed networking and “Web 3” technologies in an effort to drive user engagement and monetization in the future.

QYOU India has already begun to develop two new digital channels which are expected to drive this transition. In addition, the direct-to-consumer activity of what is now known as “social commerce”, the direct transactional relationship between influencers and their communities to sell products and services is a significant growth initiative in the company.

Specialized Skill and Knowledge

QYOU’s senior management is composed of experienced and knowledgeable professionals in operations, finance, technology, marketing, production and sales, all of whom have garnered extensive industry experience prior to joining the Company.

We provide unique content, distribution and marketing services, managed by award-winning experts who adapt to the tastes and trends of young viewers in order to create a unique user experience. The trend of curating social video allows the viewer to feel more connected to the content, therefore providing a more enjoyable and tailored experience. As a result, management is of the view that content curation expertise leads to stronger relationships with viewers, who will become increasingly engaged in its product offerings. Management believes that QYOU’s product offerings demonstrate that it has its viewers’ best interests in mind and this, in turn, is expected to strengthen customer and brand loyalty.

Additionally, the Company has developed experience in launching and operating high quality but low-cost local language channels driven by the Company’s operations and channels operated in India. QYOU intends to continue to expand this capability in India going forward to launch new broadcast and digital vernacular channels in the India market in the future.

Marketing Plans and Growth Strategies

Management believes the Company is well-positioned for its India presence to continue to grow. QYOU is building brand awareness through digital marketing, television/media advertising and trade marketing. Given the scale, scope and reach of QYOU’s operations, we believe we will be able to leverage the Company’s services into new ad sales platforms and technologies.

In the long term, QYOU plans to aggressively continue working to grow its social video business. QYOU believes that this goal can be achieved by expanding and diversifying its India client and partner base, particularly through the development of new products and digital platforms, and via the pursuit of strategic partnerships.

Key elements of our growth strategy include:

a)	localization of content and partnerships in India in other large language segments;

b)	high impact/low-cost productions leveraging our content, production assets and distribution footprint;

c)	integration of brands and advertisers more directly into the content offerings;

d)	growing distribution reach throughout fiscal 2022; and

e)	development of new technologies and direct to consumer products that leverage “Web 3” technologies.

Competitive Conditions

The different types of companies that operate in and around the business of QYOU include:

1.	Major established platforms with social videos:

This includes Youtube, Facebook, Instagram, SNAP, TikTok and other large-scale video based social platforms. Management believes their model and strategy is quite different from our own.

2.	Aggregators:

These businesses have some similarities to those of major platforms and QYOU in that they are curating “best-of-web” content. These types of content aggregators generally focus on subject-based categories (such as sports, pranks, comedy or fashion) and are in the business of licensing that content to advertisers, content producers and in some cases, even for the creation of their own shows. As noted above, with respect to major platforms, many of these aggregators are licensing content directly to QYOU for distribution as well.

3.	Program producers:

There are numerous companies creating television series based on web content (Tosh.0, Ridiculousness, Fail Army and others) that feature content generally sourced from YouTube and the internet. These companies tend to produce programs in the areas of comedy (prank/fail videos) and are generally more traditional television production company models where a fee is paid for the programming by the network who is commissioning it.

4.	Software-Driven Programmers/Aggregators:

There are several companies that rely primarily on software to produce content drawn from internet video sources. These companies (e.g. Frequency Networks, Pluto TV) have established significant distribution and content partnerships and often surface as direct competitors for QYOU.

While each of these companies on an individual basis can be involved in activities that are similar in nature to QYOU, they are not directly in the same business, which is supported by the fact that QYOU works with and licenses content directly from many of them, including companies that are among the most prominent in their respective business areas. It is possible that a company could emerge with a business model directly competitive with QYOU; however, there are none that QYOU is aware of to date with QYOU’s complete model of curation, licensing, and packaging content for an Indian audience.

The Company faces competition in its pursuit to acquire additional content, which may reduce the amount of content that it is able to acquire or license and may lead to higher acquisition prices. Increased competition for the acquisition of digital rights to made-for-web video may result in a reduction in operating margins and may adversely impact the Company’s ability to distinguish itself from competitors by virtue of its video library. Additionally, see the information under the heading “Risk Factors - The Company faces competition from other content providers and that competition is likely to increase over time” with respect to the competitive conditions QYOU encounters while engaging in its principal business activities.

Intangible Properties

In management’s view, QYOU has a growing valuable asset in its library of channels and curated premium social video content. QYOU has also secured “Q India” as a trademark and brand in India.

Economic Dependence

The Company’s business is not substantially dependent upon any one contract, but in the six months ended December 31, 2021, a contract with Mindshare Fulcrum was significant to its revenues.

For the six months ended December 31, 2021, the Company’s top ten customers represented approximately 56% of sales, with three customers representing 40% of sales. See “Risk Factors”.

Foreign Operations

The Company operates in two foreign geographical areas, being the US and India. As at December 31, 2021, the Company had five subsidiaries that were incorporated in foreign jurisdictions, being QYOU India, Chtrbox and QYOU USA, QYOU Limited and QYOUTV International Limited. QYOU Limited and QYOUTV International Limited are not currently active. Each of the remaining foreign corporations operate within the same segment of content curation and distribution as the Company. The Company owns an 88% interest in QYOU India and a 97% interest in Chtrbox.

QYOU India was incorporated under the laws of India to serve the rapidly growing Indian media market. QYOU India is involved in all distribution of The Q India and other Q India branded programming across traditional cable & satellite, mobile and OTT distribution partners.

Chtrbox, an influencer marketing company based in India, became a subsidiary of the Company in connection with the Chtrbox Acquisition. For more information on the Chtrbox Acquisition, please see “Three Year History” above.

QYOU Limited is incorporated under the laws of the Republic of Ireland and is no longer active.

QYOUTV International Limited is no longer active. It was incorporated under the laws of the Republic of Ireland. In February 2015, QYOUTV International Limited entered into a content provision contract with the Broadcasting Authority of Ireland (the “Content Provision Contract”), which allows QYOUTV International Limited to broadcast its programs within a specified geographical area. On July 14, 2015, QYOUTV International Limited was acquired by QYOU Limited in connection with the Asset Purchase, and the Content Provision Contract was subsequently assigned to QYOU Limited.

QYOU USA was incorporated under the laws of the State of Delaware. QYOU USA is involved in the business of influencer marketing.

DESCRIPTION OF CAPITAL structure

Share Capital

Our authorized share capital currently consists of an unlimited number of First Preferred Shares, Second Preferred Shares and Common Shares. On December 31, 2021, there were 401,394,314 Common Shares, nil First Preferred Shares and nil Second Preferred Shares issued and outstanding. As at December 31, 2021, the Company also had issued and outstanding (i) Common Share purchase warrants to acquire an aggregate of up to 35,660,575 Common Shares; (ii) compensation options to acquire an aggregate of up to 4,140,899 units of the Company; (iii) Stock Options (as hereinafter defined) to acquire an aggregate of up to 35,779,654 Common Shares; and (iv) 17,949,993 RSUs (as hereinafter defined).

As at the date hereof, the Company has the following securities issued and outstanding: (i) 408,293,807 Common Shares; (ii) nil First Preferred Shares; (iii) nil Second Preferred Shares; (iv) Common Share purchase warrants to acquire an aggregate of up to 33,048,584 Common Shares; (v) compensation options to acquire an aggregate of up to 4,146,306 units of the Company; (vi) Stock Options (as hereinafter defined) to acquire an aggregate of up to 33,712,053 Common Shares; and (iv) 14,183,321 RSUs (as hereinafter defined).

First Preferred Shares, Second Preferred Shares and Common Shares

The First Preferred Shares and the Second Preferred Shares may be issued from time to time in one or more series. The First Preferred Shares of each series rank equally with the First Preferred Shares of every other series and are entitled to preference over the Second Preferred Shares, the Common Shares and the shares of any other class ranking junior to the First Preferred Shares with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs (any such dividend or distribution, a “Distribution”). Subject to the rights of the holders of the First Preferred Shares, the Second Preferred Shares of each series rank equally with the Second Preferred Shares of every other series and are entitled to preference over the Common Shares and shares of any other class ranking junior to the Second Preferred Shares with respect to a Distribution.

Each of the Common Shares entitles the holder thereof to receive notice of, attend and vote at all meetings of the shareholders of the Company, and each Common Share confers the right to one vote at all such meetings. Subject to the rights of the holders of First Preferred Shares and Second Preferred Shares and any other class of shares ranking senior to the Common Shares, the holders of Common Shares are entitled to receive and participate rateably in any Distribution of the assets of the Company to all shares at the time outstanding.

Holders of First Preferred Shares, Second Preferred Shares and Common Shares have no pre-emptive rights, conversion rights or rights of redemption in connection with such shares.

As at December 31, 2021, there were 401,394,314 Common Shares, nil First Preferred Shares and nil Second Preferred Shares issued and outstanding. As of the date hereof, the Company has 408,293,807 Common Shares, nil First Preferred Shares and nil Second Preferred Shares issued and outstanding.

Warrants

As at December 31, 2021, Common Share purchase warrants to acquire an aggregate of up to 35,660,575 Common Shares were issued and outstanding. Of such Common Share purchase warrants, (i) 2,249,990 were each exercisable to acquire one Common Share at a price of $0.08 until February 11, 2022; (ii) 12,849,804 were each exercisable to acquire one Common Share at a price of $0.05 until June 30, 2022; and (iii) 20,560,780 were each exercisable to acquire one Common Share at a price of $0.35 until February 25, 2023.

As at the date hereof, the Company has Common Share purchase warrants to acquire an aggregate of up to 33,048,584 Common Shares issued and outstanding.

Compensation Options

As at December 31, 2021, 4,140,899 compensation options were issued and outstanding, of which (i) 17,500 were exercisable at a price of $0.06 per unit until February 11, 2022, each such unit comprised of one Common Share and one Common Share purchase warrant exercisable to purchase one Common Share at the price of $0.08 per share; (ii) 910,582 were exercisable at a price of $0.05 per unit until June 30, 2022, each such unit comprised of one Common Share and one-half of one Common Share purchase warrant exercisable to purchase one Common Share at a price of $0.05 per share; and (iii) 3,235,724 were exercisable at a price of $0.28 per unit until February 25, 2023, each such unit comprised of one Common Share and one-half of one Common Share purchase warrant exercisable to purchase one Common Share at a price of $0.45 per share.

As at the date hereof, the Company has compensation options to acquire an aggregate of up to 4,146,306 units of the Company issued and outstanding.

Stock Options

QYOU has established rolling stock option plan (the “Stock Option Plan”), which plan provides that the Company’s Board may from time to time, in its discretion, grant to directors, officers, employees and consultants of the Company, or any subsidiary of the Company, options to purchase Common Shares (the “Stock Options”). The Stock Option Plan permits the Board to grant Stock Options to purchase up to ten percent (10%) of the number of Common Shares issued and outstanding at the date of the Stock Option grant.

The Stock Option Plan provides for a floating maximum limit of Stock Options to purchase ten percent (10%) of the outstanding Common Shares, as permitted by the policies of the TSXV, provided that the number of Common Shares reserved for issuance under the Stock Option Plan in combination with the aggregate number of Common Shares issuable under all of the Company’s other equity incentive plans in existence from time to time, including the RSU Plan (as hereinafter defined), shall not exceed 20% of the issued and outstanding Common Shares. As at December 31, 2021, Stock Options to purchase an aggregate of up to 35,779,654 Common Shares were held by directors, officers, employees and consultants of the Company.

As at the date hereof, the Company has Stock Options to acquire an aggregate of up to 33,712,053 Common Shares issued and outstanding.

Restricted Share Units

QYOU has established an amended and restated restricted share unit plan (the “RSU Plan”), which plan permits the Board to grant restricted share units (“RSUs”) to its senior officers, directors, employees, and consultants as a discretionary payment in consideration for significant contributions to the long-term success of the Company. As of the date hereof, in accordance with the policies of the TSXV, a maximum of 26,155,604 Common Shares are reserved for issuance pursuant to the redemption of RSUs granted under the RSU Plan. As at December 31, 2021 there were 17,949,993 RSUs issued and outstanding.

As at the date hereof, the Company has 11,972,283 RSUs issued and outstanding.

For additional details regarding our share capital as well as our issued and outstanding Common Shares, Common Share purchase warrants, compensation options, Stock Options and RSUs, please see the notes to our consolidated financial statements for the fiscal period ended December 31, 2021 and years ended June 30, 2021 and June 30, 2020, copies of which are available for review under the company’s SEDAR profile at www.sedar.com.

DiVIDENDS AND DISTRIBUTIONS

Our Dividend Policy

Subject to the solvency restrictions in the Business Corporations Act (Ontario) and applicable TSXV rules, there are no other restrictions in the Company’s articles or elsewhere that would prevent the Company from paying dividends. When and if issued, each First Preferred Share will rank equally with all other First Preferred Shares and will be entitled to preference over all Second Preferred Shares and Common Shares with respect to the payment of dividends. Similarly, if and when issued, each Second Preferred Share will rank equally with all other Second Preferred Shares and will be entitled to preference over all Common Shares with respect to the payment of dividends. Subject to the rights of the holders of any outstanding First Preferred Shares and Second Preferred Shares, all the Common Shares are entitled to an equal share in any dividends declared and paid. There are currently no First Preferred Shares or Second Preferred Shares outstanding. It is anticipated that all available funds of the Company will be invested to finance the growth of our business and, accordingly, it is not contemplated that any dividends will be paid in the immediate or foreseeable future. Our Board will determine if, and when, dividends will be declared and paid in the future from funds properly applicable to the payment of dividends based on our financial position at the relevant time. See “Risk Factors - Dividends are Discretionary”.

Dividends and Distributions

The Company has not declared or paid any cash dividends or distributions on our outstanding Common Shares within the fiscal period ended December 31, 2021 and years ended June 30, 2020 and June 30, 2020.

Market for Securities

Trading Price and Volume

The Common Shares trade over the facilities of the TSXV under the symbol “QYOU”. The following table sets forth the range of high and low prices per Common Share and total monthly volumes of shares traded on the TSXV for the fiscal period ended December 31, 2021.

	Price per Common Share
Month	High	Low	Total Volume
July 2021	$0.355	$0.28	10,008,960
August 2021	$0.29	$0.25	6,766,455
September 2021	$0.335	$0.23	10,280,191
October 2021	$0.31	$0.25	5,761,385
November 2021	$0.305	$0.25	7,254,410
December 2021	$0.26	$0.20	8,757,443

Source: TMXMoney.com.

Prior Sales

Other than as set forth below, we did not issue any securities in the fiscal period ended December 31, 2021 that were not listed on the TSXV.

Date of Issuance	Number of Securities Issued	Securities Issued	Price Per Security / Exercise Price
November 22, 2021	3,150,000	RSUs(1)	N/A	(2)
November 22, 2021	3,425,000	Stock Options(3)	$0.275

Notes:

(1)	RSUs issued to directors, employees and consultants of the Company pursuant to the RSU Plan.

(2)	Upon vesting, each RSU automatically entitles the holder thereof to one Common Share.

(3)	Stock Options issued to directors, employees and consultants of the Company pursuant to the Stock Option Plan exercisable until November 22, 2026.

ESCROWED SECURITIES AND SECURITIES SUBJECT TO RESTRICTION ON TRANSFER

As of the date hereof, to the Company’s knowledge, there are no Company securities held in escrow or that are subject to a contractual restriction on transfer.

DIRECTORS AND OFFICERS

Directors and Officers

The information below relating to the current directors and officers of the Company is based on information received by the Company from such directors and officers. The following table sets out, for each of our directors and executive officers, the person’s name, province or state, and country of residence, position with our company, principal occupation for the last five years and the number of Common Shares beneficially owned, or over which control or direction is exercised, directly or indirectly, as at the date hereof. The term of office for each of our directors will expire at the time of the next annual meeting of our shareholders or until his or her successor is duly elected or appointed pursuant to the by-laws of the Company. As at the date hereof, our current directors and executive officers as a group beneficially owned, or controlled or directed, directly or indirectly, an aggregate of up to 37,543,686 Common Shares representing approximately 9.20% of our issued and outstanding Common Shares.

Name and Place of Residence	Position with QYOU and Date First Appointed to the Board (if applicable)	Principal Occupation and Positions During the Last Five Years	Number and Percentage of Common Shares Beneficially Owned or Controlled(1)
Curt Marvis California, USA	Chief Executive Officer, Director (March 13, 2017)	Chief Executive Officer (formerly Co-Chief Executive Officer) of QYOU Media Inc. since December 2016. President of QYOU Media Holdings Inc. (formerly “QYOU Media Inc.”) since June 2015. Prior thereto, President of Digital Media at Lions Gate from April 2008 to June 2013.	4,966,667 1.22%
Kevin Williams Ontario, Canada	Chief Financial Officer	Chief Financial Officer of Coreio Inc. since May 2020. Prior thereto, Managing Partner and Chief Financial Officer of Paterson Partners from December 2018 to April 2020; Vice President of Enterprise Commercial Strategy at Rogers Communication from May 2016 to July 2017 and Business Planning and Board Management at Rogers Communication from June 2014 to May 2016.	1,306,950 0.32%
Steven Beeks California, USA	Director (November 1, 2018)	Currently an entertainment consultant and previously the Chief Operating Officer and President, Motion Picture Group of Lions Gate.	680,577 (2) 0.17%
Damian Lee(3) Ontario, Canada	Director (May 3, 2017)	Has been a director, writer and producer in the film and television industry for over thirty years.	871,666 0.21%
G. Scott Paterson(3) Ontario, Canada	Chairman of the Board, Director (March 13, 2017)	President, Paterson Partners, a venture capital entity focused on media and Fintech since 2002.	28,689,492(4) 7.03%
Catherine Warren(3) British Columbia, Canada	Director (March 13, 2017)	President of FanTrust Entertainment Strategies since 2001. Chief Executive Officer of Innovate Edmonton since December 2020. Chief Executive Officer of Vancouver Economic Commission 2018-2020.	1,028,334 0.25%

Notes:

(1)	Percentages are based on 408,293,807 Common Shares issued and outstanding as the date hereof. Information as to the number of Common Shares beneficially owned, or over which control or direction is exercised, directly or indirectly, not being within the direct knowledge of the Company, has been furnished by the respective directors individually or obtained from the System for Electronic Disclosure by Insiders and may include Common Shares owned or controlled by spouses and/or children of such individuals and/or companies controlled by such individuals or their spouses and/or children.
(2)	297,243 of such Common Shares held in the name of Beeks Revocable Trust, over which Mr. Beeks exercises control.
(3)	Member of the Audit Committee.
(4)	2,939,764 of such Common Shares held in the name of Patstar Inc., a company controlled by Mr. Paterson.

Biographical information regarding the foregoing is set forth below.

Biographies of Directors and Executive Officers

Curt Marvis

Curt Marvis is the Chief Executive Officer of the Company and Co-Founder of QYOU, is employed full time with the Company and is responsible for day-to-day business operations including strategy, marketing initiatives, financing and developing key industry partnerships.

Mr. Marvis previously served as Lionsgate’s President of Digital Media, helping the company evolve into a leading next-generation film entertainment studio. Reporting to Lionsgate’s top management team, Mr. Marvis was responsible for guiding the company’s portfolio of digital businesses including Lionsgate’s broad spectrum of digital delivery agreements for its filmed entertainment content. In addition, Mr. Marvis successfully launched original content channels on YouTube, original series in partnership with Hulu and Machinima and several social and mobile games based on iconic Lionsgate properties such as Dirty Dancing and Weeds.

Prior to joining Lionsgate, Mr. Marvis was Co-Founder and Chief Executive Officer of CinemaNow Inc., a leader in digital distribution and technology with investors including Microsoft Corporation, Cisco Systems, Lionsgate, Dish Network Corp and Menlo Ventures.

Mr. Marvis previously served as President of publicly held game developer 7th Level, Inc. (Nasdaq: SEVL), leading its successful restructuring into delivery of web-based technology applications. At 7th Level, he helped create and implement leading web-based business partnerships with Microsoft, Real Networks, GeoCities, broadcast.com, IBM and MTV and helped orchestrate a merger to create Learn2.com. Mr. Marvis was also co-founder of multimedia startup Powerhouse Entertainment and served one year on the IBM Multimedia Task Force creating strategic plans for IBM in its continued development of interactive software. From 1984 to 1994, Mr. Marvis was Co-Founder and Chief Executive Officer of The Company, an award winning and highly successful production company for music videos and commercials. Mr. Marvis is a recipient of the Michael Jackson Video Vanguard award from MTV.

Kevin Williams

Mr. Williams, CPA CA in Canada, has spent 20 years as a senior leader of both finance and commercial strategy teams across various industries. Mr. Williams led Commercial Strategy for a large telecom operator overseeing customer facing strategy for $2 billion in revenue and has expertise as a business leader driving financial growth across start-ups, mid-sized businesses, and large public corporations.

Most recently, Mr. Williams was the Chief Financial Officer for a venture capital firm where he responsible for the day-to-day operations and the investment strategy across high-tech and media industries. Mr. Williams previously served as the Vice-President of Commercial Strategy of Rogers Communications B2B division where he was responsible for customer facing strategy of a $2 billion business unit. Prior to this, from 2006 to 2013, Mr. Williams oversaw several finance organizations in various businesses ranging up to $5 billion in revenue.

Steven Beeks

Steve Beeks has over 35 years of experience in the entertainment industry, most recently spending 20 years with Lionsgate, until December 2017 (including 6 years with a predecessor company, Artisan Entertainment), where he served as COO of the corporation as well as President, Motion Picture Group.

Mr. Beeks was a key strategist in executing Lionsgate’s growth initiatives, both organic and through acquisition. He coordinated all aspects of film production, acquisition and distribution, and oversaw film portfolio investment, production, acquisition and distribution (over $1 billion in investment each year) and oversaw an operation of over 400 employees. In just over five years, Lionsgate’s film slate grossed approximately $10 billion at the global box office and every annual film slate in the 14 years was significantly profitable. Mr. Beeks acquired and distributed substantial libraries of content, amassing a library of over 16,000 titles, one of the largest in the industry, over his time with Lionsgate.

In addition to motion picture responsibilities, he directly managed worldwide home entertainment and television licensing and distribution operations. The home entertainment box-office-to-home-entertainment conversion rate was consistently the top of the industry, and despite Lionsgate maintaining a domestic theatrical box office market share of approximately 7-8% on average, Lionsgate’s home entertainment market share averaged 10-12%. This was due to a focus on library management as well as being known as the best third-party distributor in the industry.

Mr. Beeks also directly oversaw international expansion in the UK through acquisition of an existing distributor and managed the UK and Latin American operations.

From 1998 to 2003, Mr. Beeks served as EVP and President, Home Entertainment at Artisan Entertainment, as an integral member of the management group that was recruited for a “turn-around” situation by Bain Capital, which had acquired what was then known as LIVE Entertainment and took it private. He was part of the team that restructured the company, managed it for growth and positioned for a transaction; acquired by Lionsgate in 2003.

He previously held positions of President, Home Entertainment, Hallmark Entertainment from 1994 to 1998, EVP and President, Home Entertainment at Republic Pictures from 1987 to 1994 and Director, Studio Operations for the Walt Disney Company from 1985 to 1987.

He holds an MBA from The Harvard Business School and a BS Industrial Engineering from Cal Poly, San Luis Obispo.

Damian Lee

Damian Lee is a thirty-year veteran of the film and television industry. He produced and directed over one hundred television sports specials before commencing a career in feature films. To date, Mr. Lee has written, produced and/or directed over fifty feature films, some of which have spawned profitable and entertaining sequels. Ski School, a perennial teen favorite, went into sequel, Watchers went into four sequels, and he took over the Death Wish franchise.

Each such film produced requires a full audit, and Mr. Lee has worked with each of the major accounting firms and many accountants in the process and preparation of such audits. The films Mr. Lee has produced have an aggregate budget in excess of $200 million and Mr. Lee has supervised and worked with a number of financiers, from large lending institutions to private investors, in financing these budgets.

Mr. Lee has cast many notable actors in their first feature film roles including Jim Carrey, Hayden Christensen, Jason Priestly, Kim Coates and Nina Dobrev. As a producer, career highlights include Woman Wanted starring Holly Hunter and Kiefer Sutherland, which won Best Feature Film at the Slamdunk Film Festival and Best Independent Feature Film at the Ajjiic International Film Festival; Fun, which won two Special Jury Awards at the Sundance Film Festival; King of Sorrow starring Kim Coates, which premiered at the World Film Festival in Montreal; The Poet, which won Best Director at the Staten Island Film Festival and Best Cinematography at the Boston International Film Festival; and Sacrifice, starring Cuba Gooding Jr., Christian Slater and Kim Coates.

In the past nine years Mr. Lee has written and directed three films for Sony, including A Dark Truth, starring Andy Garcia, Forest Whitaker, Eva Longoria and Kim Coates, which won Best Picture at the Boston International Film Festival; Breakout, starring Brendan Fraser, Dominic Purcell and Ethan Suplee; and A Fighting Man starring Dominic Purcell, James Caan, Famke Janssen and Lou Gossett Jr.

Mr. Lee has also been involved in various capacities with a number of junior companies. He is the former President and Chief Executive Officer of Noble House Entertainment Inc., a former Audit Committee member of Bontan Corporation, a former member of the Directors Guild of Canada and a former member of the board of directors of Findore Gold Resources Ltd. Mr. Lee has a BA from the University of Guelph.

G. Scott Paterson

Mr. Paterson, 58, is a well-known investor focused on Media and Fintech.

In the media space, Mr. Paterson was the second investor in Lionsgate Entertainment (NYSE:LGF.A) when the company was founded in 1997. He served as a member of the Board of Directors for 21 years including as Chair of the Audit & Risk Committee and today serves as a Director of Lions Gate Entertainment Canada Corp. Mr. Paterson co-founded JumpTV in 2005, orchestrated, as Chair & CEO, the company’s $71 million 2006 IPO led by Morgan Stanley, merged the company with NeuLion in 2008, becoming Vice Chair at the time. NeuLion/JumpTV was sold to Endeavour in 2018 for US $250 million. Mr. Paterson earned a Certificate in Entertainment Law from Osgoode Hall Law School in 2014 and holds an active ACTRA membership. He also serves as a Board member of the Canadian Film Centre’s Idea Boost Program and previously served as a Trustee of the Art Gallery of Ontario. He is currently the Lead Director of Giftagram Inc., a rapidly growing e-commerce mobile gifting app and corporate gifting solution.

Mr. Paterson was a Top 40 Under 40, has been a TedTalk speaker, had a chapter dedicated to him in Peter C. Newman’s Titans, has been profiled in Time Magazine as ‘One of Canada’s 21st Century Leaders’, has been profiled in Newsweek as ‘One of 17 People to Watch Globally’, was awarded Western University’s Purple & White top Alumni Award and has been a speaker on behalf of countless organizations such as Mastercard, EY Entrepreneur of the Year and the National Angel Capital Organization.

In the financial services arena, in the mid-1990s, as Chair & CEO, Mr. Paterson built Yorkton Securities into Canada’s leading technology and media investment bank raising over $3 billion, as lead underwriter, and an additional $9 billion, as managing underwriter, for technology, Internet, and media, film & entertainment companies. Mr. Paterson has also served as Chair of the Toronto Venture Stock Exchange, Vice Chair of the Toronto Stock Exchange, a Governor of the Investment Dealers Association, a Director of the Canadian Investor Protection Fund and a Director of the Canadian Securities Institute. Mr. Paterson co-founded Symbility Solutions in 2004 which was sold to Corelogic, Inc (NYSE:CLGX) in 2018 for $161 million. In 2015, he co-founded FutureVault Inc., a leader in the development of ‘Personal Life Management’ digital vaults, where he serves as Executive Board Chair. In 2021, Mr. Paterson joined the Board of Directors of CoinSmart Financial Inc. (NEO:SMRT), a leading Canadian headquartered crypto asset trading platform.

Mr. Paterson obtained, in 2014, his ICD.D designation as a graduate of the Institute of Corporate Director’s at Rotman School of Management, University of Toronto.

Catherine Warren

As president of FanTrust Entertainment Strategies, Catherine Warren provides growth strategies for the entertainment and media technology sectors. Founded in 2001, her business helps global clients to captivate audiences, build revenues, close strategic deals, and secure financing. A pioneer in digital FanBuilding, Ms. Warren has created the fan strategies for mega-hits such as Homeland and the CSI television franchise, for eOne TV and Lionsgate films as well as for top YouTube multi-channel networks and videogame companies, including for Sony AAA titles and eSports broadcasters. Catherine’s work includes mergers and acquisitions for digital distribution and digital intellectual property, raising capital and liquidity events for media company clients and advising media funds, hedge funds and media executives on strategic growth.

From 2018 to 2020, Ms. Warren also served as Chief Executive Officer of Vancouver Economic Commission and in December 2020, she was appointed Chief Executive Officer of Innovate Edmonton, the municipal innovation authority.

Earlier in her career, Ms. Warren was Chief Operating Officer of a broadcast tech company that she and colleagues took public on the Nasdaq, growing it to a $300 million market capitalization, with clients including CTV Television Network and FOX Broadcasting Company. Ms. Warren is a member of the international Academy of Television Arts & Sciences, serving on the Nominating Committee and as an Emmy judge; and is a longstanding Executive Board director of the United Nations flagship program, World Summit Awards for digital media, which represents the best media from 160 countries. For close to two decades, she served on the board of the national Bell Fund, Canada’s largest private fund for digital broadcasting, with over $200 million invested to date in media for all platforms.

Ms. Warren has a physics degree from Reed College and an MS from Columbia University’s Graduate School of Journalism, where she did her original digital work at MIT’s Media Lab and won the Correspondent Fund Award to report at CERN, the European Centre for Particle Physics Research.

Cease Trade Orders

To the best of the knowledge of the Company, no director or executive officer of our company is, as at the date of this Annual Information Form, or was within ten years before the date of this Annual Information Form, a director or chief executive officer or chief financial officer of any company (including our company) that: (a) was the subject of an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer, and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer or chief financial officer. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant corporation access to any exemption under securities legislation, in each case that was in effect for a period of more than 30 consecutive days.

Bankruptcy and Insolvency

To the best of the knowledge of the Company, no director or executive officer of our company: (a) is, as at the date of this Annual Information Form, or within 10 years before the date of this Annual Information Form, has been a director or executive officer of a corporation (including our company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (b) has within the 10 years before the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer.

Penalties or Sanctions

Except as described below, to the best of the knowledge of the Company, no director or executive officer of our company has been subject to: (a) any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would be likely to be considered important to a reasonable security holder in making an investment decision.

Mr. Paterson reached a voluntary settlement with the Ontario Securities Commission twenty one years ago in December 2001 in respect to administrative proceedings which included a suspension of his registration for two years and a one-million-dollar voluntary payment. There were no allegations that Mr. Paterson had violated any securities law, statute, regulation or policy statement.

Conflicts of Interest

Some of our existing directors or officers are also directors and officers of other companies and have other business interests which may prove to be of interest to us, which may be competitive to the interests of QYOU or which may be current or future strategic partners. It is possible, therefore, that a conflict may arise between their duties as directors or officers of our company and their duties as directors or officers of such other companies. We require that such individuals disclose all such conflicts in accordance with the requirements of the Business Corporations Act (Ontario) and that they govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

RISK FACTORS

An investment in our securities is subject to several risks which involve a high degree of uncertainty and must be considered highly speculative due to the nature of the Company’s business. These risks, including those described below, could have a material adverse effect upon, among other things, the future operating results, potential earnings, business prospects and condition (financial or otherwise) of the Company. A prospective purchaser of such securities should carefully consider the risks and uncertainties described below as well as the other information contained in this Annual Information Form, including the information set forth under the heading “Cautionary Note Regarding Forward-Looking Information”. The risks described herein are not the only risk factors facing the Company and should not be considered exhaustive. Additional risks and uncertainties not currently known to the Company, or that the Company currently considers immaterial, may also materially and adversely affect the business, operations and condition (financial or otherwise) of the Company.

Should one or more of the risks or uncertainties described below materialize or should the underlying assumptions of the Company’s business prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned and the market price of our shares could decline causing you to lose all or part of your investment.

Risks Related to the Company

The Company’s securities may experience price volatility and investors may lose all or part of their investment.

There can be no assurance that an active market for our securities will be sustained. Securities of small and mid-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include global economic developments and market perceptions of the attractiveness of certain industries. There can be no assurance that continuing fluctuations in price will not occur. Those fluctuations could be based on various factors in addition to those otherwise described in this Annual Information Form, including:

●	our operating performance and the performance of our competitors;

●	the COVID-19 pandemic;

●	the military conflict between Ukraine and Russia;

●	the public’s reaction to our press releases, our other public announcements and our filings with Canadian securities regulatory authorities;

●	changes in earnings estimates or recommendations by research analysts who follow us or other companies in our industry;

●	the number of shares available for future sale;

●	the passage of legislation or other regulatory developments affecting us or our industry;

●	the arrival or departure of key personnel;

●	general economic, political and market conditions; and

●	other developments affecting us, our industry or our competitors.

As a result of any of these factors, the market price of the securities of the Company at any given point in time may not accurately reflect the long-term value of the Company. A decline in the value of our Common Shares could cause investors to lose some or all their investment and may adversely impact our ability to attract and retain employees and raise capital. In addition, shareholders may initiate securities class action lawsuits if the market price of our Common Shares drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

The Company pays a fee for video content and may be adversely affected if access to such titles are restricted or if such fees are increased; its business may be influenced by the pricing models of content owners.

If license fees are increased, there can be no assurance that the Company will be able to pass through such increased rates to generate consequential increases in advertising revenues. . Consequently, results of operations, financial performance and the condition of the Company may be adversely affected. There is no assurance that the Company will be able to secure such rights, licenses, and content in the future on commercially reasonable terms, if at all.

The Company’s business depends in large part upon Pay-TV and Free-TV providers, whose payments are dependent on the number of Pay-TV and Free-TV subscribers

The majority of the Company’s current revenue base comes from television advertising. This subscriber base is reached through a relatively small number of significant Pay-TV and Free-TV (DD Free Dish) providers who are all under contracts lasting generally from one to two years and renewed accordingly. The value of its Common Shares may be adversely affected should the Company lose the advertising revenue generated from such distribution relationships. . The Company’s success is ultimately dependent on packaging decisions made by Pay-TV and Free-TV providers and how many of their subscribers opt to view The Q channel content. The obligations of Pay-TV providers under the Company’s agreements are typically subject to changes in rules and policies of Indian broadcast authorities.

The extent to which the foregoing subscriber base will be maintained, or grow is uncertain and dependent upon the ability of Pay-TV and Free-TV providers to deploy and expand their digital technologies, their marketing efforts and the packaging of their services’ offerings. While the Company has entered into agreements with these Pay-TV providers for the distribution of its products and services, there can be no assurance that the Company will be able to renew all of the contracts with these Pay-TV providers or that such contracts will be renewed on terms as favorable as the existing contracts, and, as a result, that the Company will be able to continue to rely on these Pay-TV and Free-TV providers to generate an important source of revenue for the Company in the future. Moreover, under certain of the Company’s agreements, the revenues generated may vary depending on the number of services distributed by Pay-TV and Free-TV providers and the viewership rate of The Q channels with the subscriber base having access to Company’s services.

The video entertainment industry is a rapidly evolving market, which makes it difficult to evaluate the Company’s current business and future prospects

The market for online video content is undergoing rapid and continuous change and is subject to significant challenges. As a result, the future revenue and income potential of the Company’s business is uncertain. Investors should consider the Company’s business and prospects in light of the risks and difficulties encountered in this rapidly evolving market, which risks and difficulties include, among others:

●	evolving business model;

●	ability to build and retain viewership and increase viewer hours;

●	ability to maintain relationships with customers;

●	operation under an evolving digital media and entertainment industry licensing structure; and

●	ability to continue to secure the rights to content that attract viewers to the service on fair and reasonable economic terms.

Failure to successfully address these risks and difficulties, and other challenges associated with operating in a rapidly evolving market, could inhibit the implementation of the Company’s business plan, significantly harm the Company’s financial condition, operating results and liquidity and prevent the Company from sustaining profitability.

The Company faces competition from other content providers and that competition is likely to increase over time

The Company faces competition from other content providers in its pursuit to acquire additional content, which may reduce the amount of video content that the Company is able to acquire or license and may lead to higher acquisition prices. The Company’s competitors may from time to time offer better terms of acquisition to content owners. Increased competition for the acquisition of digital rights to made-for-web video may result in a reduction in operating margins and may reduce the Company’s ability to distinguish itself from competitors by virtue of its video library.

The Company competes for the time and attention of viewers with other content providers on the basis of a number of factors, including quality of experience, relevance, acceptance and perception of content quality, ease of use, price, accessibility, perception of ad load, brand awareness and reputation.

Competitors may leverage their existing infrastructure, brand recognition and content collections to augment comparable content offerings featuring content from social media stars and digital content creators. The growth of social media could facilitate other forms of new entries that will compete with the Company.

In addition, the Company also competes with providers of on-demand video media and entertainment which are purchased or available for free and playable on mobile devices, automobiles and in households and offer viewers an interactive experience. These forms of media may be purchased, downloaded and owned or accessed from subscription or free online on-demand offerings (e.g. YouTube, TikTok, Snapchat).

The Company’s current and future competitors may have more well-established brand recognition, greater financial, technical and other resources, more sophisticated technologies or more experience in the markets, both domestic and international, in which the Company competes.

To compete effectively, the Company must continue to invest significant resources in the development of its service to enhance the user experience of its viewers. There can be no assurance that the Company will be able to compete successfully for viewers in the future against existing or new competitors, and failure to do so could result in loss of existing or potential viewers, reduced revenue, increased marketing expenses or diminished brand strength, any of which could harm the Company’s business.

The Company faces many risks associated with its long-term plan to expand its operations in India and the United States

A key element of the Company’s growth strategy is to continue to expand its operations into India and the United Stated . Operating in India requires significant resources and management attention and will subject the Company to regulatory, economic and political risks that are different from those in Canada. As a result, there can be no assurance that the Company’s India expansion efforts will be successful. In addition, it will face risks in doing business in India that could adversely affect its business, including:

●	the need to modify its technology and sell its solutions in accordance with India laws;
●	the ability to comply with differing regulatory and technical requirements in India;
●	difficulties in integrating India operations and maintaining an enterprise-wide consistent corporate culture;
●	potentially greater difficulty collecting accounts receivable and enforcing contracts;
●	longer payment cycles;
●	unexpected changes in regulatory requirements;
●	difficulties and costs associated with understanding and complying with local laws, regulations and customs in India;
●	political, economic and social instability;
●	increased costs of adapting products and services in India;
●	difficulties and costs related to eventual implementation of new infrastructures in India;
●	the need to expand localization of its service to other Indian language groups and those customers’ preferences and customs;
●	barriers such as quotas and local content rules;
●	differing degrees of protection for intellectual property rights in India;
●	potential adverse tax consequences associated with India operations and revenue;
●	fluctuations in currency exchange rates;
●	restrictions on the transfer of funds; and
●	new and different sources of competition and pricing pressure.

Furthermore, some of the Company’s operations and sales in India might experience corruption to some degree. Violations of anti-corruption laws or regulations by the Company’s partners or other sales channels participants, or allegations of such violations, could have a material adverse effect on its business, prospects, financial condition, results of operations and cash flows.

The Company’s failure to successfully manage any of these risks could harm its existing and future international operations and could have a material adverse effect on its business, prospects, financial condition, results of operations and cash flows.

Indian and other international operations

A substantial portion of the Company’s business and employees are in jurisdictions outside of Canada, and the Company intends to continue to develop and expand its business in these jurisdictions. In particular, the Company has expanded its operations in India. Consequently, the Company’s operations, financial performance and the market price of the Common Shares are affected by changes in exchange rates and controls, interest rates, changes in government policies, including taxation policies, social and civil unrest, and other political, social and economic developments in or affecting the international jurisdictions in which the Company operates. Additionally, the performance and growth of the Company’s business is dependent on economic conditions prevalent in the international jurisdictions in which it operates, which may be materially and adversely affected by political instability or regional conflicts, including, but not limited to, the duration of hostilities stemming from Russia’s invasion of Ukraine, a general rise in interest rates, inflation, economic slowdown elsewhere in the world or otherwise.

International operations are subject to political, economic and social uncertainties, including, among others, risk of war, risk of terrorist activities, revolution, border disputes, expropriation, renegotiations or modification of existing contracts, freezing of bank accounts and other assets, restrictions on repatriation of funds, import, export and transportation regulations and tariffs, taxation policies, including royalty and tax increases and retroactive tax claims, exchange controls, currency fluctuations, labour disputes, sudden changes in laws and other uncertainties arising out of foreign government sovereignty over the Company’s international operations. In addition, the global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significantly impacting the Company’s expansion into international operations, financial performance and the market price of the Common Shares.

Some international jurisdictions also regulate foreign ownership of domestic companies and resources. These regulations and restrictions may apply to acquisitions by the Company or its affiliates of shares in companies in international jurisdictions or the provision of funding by the Company to such companies. There can be no assurance that the Company will be able to obtain any required approvals for acquisitions or investments in international jurisdictions, or that it will be able to obtain such approvals on satisfactory terms.

The Company is seeking to grow its business. If the Company does not effectively maintain and manage growth, its business, results of operations and financial condition could be adversely affected

The Company’s success depends in part on its ability to implement its growth strategy and manage growth effectively. To manage the expected growth of the Company’s operations and personnel, it will need to continue to improve its operational, financial and management controls and its reporting systems and procedures. Failure to effectively manage growth could result in difficulty in launching new products or enhancing existing products, declines in quality or user satisfaction, increases in costs or other operational difficulties, and any of these difficulties could have a material adverse effect on the Company’s business, prospects, financial condition, results of operations and cash flows.

Furthermore, the Company’s expansion and acquisitions may require it to incur significant costs or divert significant resources and may limit its ability to pursue other strategic and business initiatives, which could have an adverse effect on its business, financial condition, prospects or results of operations.

There are risks associated with various acquisitions, business combinations and joint ventures

There can be no assurance that appropriate acquisitions or expansion opportunities will be identified or available, that the Company will have to or be able to obtain sufficient financing on acceptable terms to fund any such acquisition or expansion, that any such acquisition or expansion will be consummated, or, if consummated, the timing thereof, or that any such acquisition or expansion can be successfully integrated into or with the Company’s existing operations and business strategy. Any of the foregoing could have a material adverse effect on the Company’s business, results of operations or financial condition.

The Company relies on third parties to provide hardware, software and related services necessary for the operation of its business

The Company relies on hardware, software and related services provided by third parties. The Company also incorporates and includes certain third-party hardware or software into and with its applications and service offerings and expects to continue to do so. The operation of its applications and service offerings could be impaired if errors occur in the third-party software that it uses. It may be more difficult for the Company to correct any defects in third-party hardware or software because the development and maintenance of the hardware and software is not within its control. Accordingly, the Company’s business could be adversely affected in the event of any errors in this hardware or software. There can be no assurance that any third-party hardware suppliers or software licensors will continue to make their products available to the Company on acceptable terms, to invest the appropriate levels of resources in their products to maintain and enhance the Company’s capabilities, or to remain in business. Any impairment in the Company’s relationship with these third-party suppliers or licensors could harm its ability to maintain and expand the reach of the Company’s service, which could harm its operating results, cash flow and financial condition.

The Company depends on key personnel to operate its business, and if the Company is unable to retain, attract and integrate qualified personnel, its ability to develop and successfully grow the business could be harmed

The Company’s success depends largely upon the continued services of its executive officers and other key employees who have specialized technical knowledge regarding the online digital media business, IT systems and music and videos systems. If the Company loses the services of one or more of these employees, or fails to attract qualified replacement personnel, it could harm the Company’s business and prospects. In addition, from time to time, there may be changes in the executive management team resulting from the hiring or departure of executives, which could disrupt business. The Company’s success is also highly dependent on its continuing ability to identify, hire, train, retain and motivate highly qualified personnel who have specialized technical knowledge regarding the online media business, IT systems and music and video systems.

Competition for highly skilled technical, management, marketing, sales, and other employees is high in the industry in which the Company operates, and the Company may not be successful in attracting and retaining such personnel. Failure to attract and retain qualified executive officers and other key employees could have a material adverse effect on the Company’s business, prospects, financial condition, results of operations and cash flows.

The Company may be adversely affected by liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due resulting in a working capital deficiency. The Company may not be able to raise additional capital to offset the working capital deficiency. The Company manages liquidity risk by continuously monitoring actual and budgeted cash flows under both normal and stressed conditions. In addition, the Board will review and approve the Company’s operating and capital budgets, as well as any material transactions out of the ordinary course of business, including proposals on mergers, acquisitions, or other major investments. The Company’s objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet the Company’s liquidity requirements at any point in time.

The Company may be adversely affected by currency risk and exchange rate fluctuations

Currency risk is the risk to the Company’s earnings that arises from fluctuations of foreign exchange rates. The Company is exposed to foreign currency exchange risk as it has sales and contracts denominated in currencies other than the functional currency of the Company and its subsidiaries.

Since the Company’s reporting currency is Canadian dollars and the Company has significant US operations and Indian operations with US dollars and Indian Rupees as the functional currency, the Company is exposed to foreign currency fluctuations on its reported amounts of US and India assets and liabilities. As at December 31, 2021, the Company had net liabilities of US$1,140,182 (excluding intercompany balances) denominated in US dollar and net liabilities of ₹135,842,048 (excluding intercompany balances) denominated in Indian Rupees. A 10% change in exchange rates between US dollars, Indian rupees and Canadian dollar would result in $375,891 of additional net liabilities recorded on the consolidated statements of financial position. All such changes are recorded to other comprehensive income (loss).

Currency exchange rates are determined by market factors beyond the control of the Company and may vary substantially during a financial reporting period. For the purposes of financial reporting, additional earnings variability arises from the translation of monetary assets and liabilities denominated in currencies other than the US dollar at the rate of exchange at each balance sheet date, the impact of which is reported as a foreign exchange gain or loss in the consolidated statement of comprehensive income of the Company. The Company’s objective in managing foreign currency risk is to minimize net exposure to foreign currency cash flows, by transacting with third parties in US dollars and Indian Rupees to the maximum extent possible and practical, given that such transactions will act as natural economic hedges for each of these currencies. However, these hedging transactions could, in certain circumstances, prove economically ineffective and may not be successful in protecting the Company against exchange rate fluctuations, or the Company may in the future be required to provide cash and other collateral to secure its obligations with respect to such hedging transactions or be unable to enter such transactions on favorable terms, or at all.

The Company may be adversely affected by economic and political instability in emerging countries where it operates

A significant portion of the Company’s revenue comes from operations in India with the potential of economic and political instability. As such, the Company is subject to political, economic, and other uncertainties, all of which may be caused by many different factors, including high interest rates, changes in currency values, high levels of inflation and exchange controls. The Indian government may adopt monetary policies which include restrictions on the free disposition of funds deposited with banks, restrictions on the exchange of domestic currency and restrictions on transferring funds outside of these countries. There can be no assurance that the existing currency restrictions or future economic developments in these countries, over which the Company has no control, will not impair the Company’s financial condition, ability to access revenues generated in such countries, results of operations and business prospects.

Rapid technological and industry changes could make the Company’s products and services obsolete; the Company’s success depends, in part, on its ability to develop and sell new products and services

The social video industry is characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. There is no assurance that one or more of the technologies utilized by the Company may not become obsolete, or that its products or services will be in demand when they are offered. Furthermore, the Company may not be able to successfully identify, develop and market new products and services opportunities in a timely manner. Competing products using new technologies, or emerging industry standards, could make the Company’s technology obsolete. Further, the Company’s competitors may have access to technologies not available to the Company, which may enable them to produce products of greater interest to consumers, or at a more competitive cost. Competitive or technological developments may require the Company to make substantial, unanticipated investments in new products and technologies despite the possibility of having insufficient resources to make such investments.

In addition, the Company’s success depends in part on the ability of its personnel to develop cutting-edge media products and services and the ability to cross sell visual media to existing clients. The Company’s business and operating results will be harmed if it fails to cross sell its products and services or fails to develop products and services that achieve widespread market acceptance or that fail to generate significant revenues or gross profits to offset development and operating costs.

The Company may need additional funding for its business plan and additional financing might not be available

The Company may need additional financing due to future acquisitions, changes in its business plan or failure of its business plan to succeed, including increasing marketing, distribution, or programming costs or to refinance debt when due. The Company’s actual funding requirements could vary materially from current estimates. Given the sensitivity of capital markets worldwide, there is a risk that the Company may not be able to obtain additional equity or debt financing on favorable terms or at all. While management believes that the Company possesses sufficient cash resources, access to capital markets and other liquidity sources to execute the Company’s business plan, an inability to access financing at a reasonable cost could affect its ability to grow. In addition, in instances where the Company issues equity, such issuance will result in the then-existing shareholders of the Company sustaining dilution to their relative proportion of the equity in the Company. If the Company fails to obtain any necessary financing on a timely basis, its ability to execute its current business plan may be limited, and its business could be adversely affected. As a result, the Company could default on its commitments to creditors or others and may have to seek a purchaser for its business or assets.

Failure to generate sufficient cash revenues could materially adversely affect the Company’s business

The Company’s ability to be profitable and to have positive cash flow is dependent upon the ability to maintain broadcast and commercial customers who purchase its products and use its services and who therefore generate its cash revenues. See “Risk Factors – The Company’s business depends in large part upon Pay-TV and Free-TV providers, whose payments are dependent on the number of subscribers”. A material reduction in revenue would negatively impact the Company’s financial position.

In addition, if the Company’s revenue declines or grows more slowly than anticipated, or if its operating expenses are higher than expected, the Company may not be able to sustain or increase profitability, in which case the Company’s financial condition will suffer and its value could decline. Failure to generate sufficient cash revenues could also cause the Company to go out of business.

If the Company cannot maintain its corporate culture as it grows, it could lose the innovation, teamwork and focus that significantly contribute to its business

The Company believes that a critical component of its success is its corporate culture, which the Company believes fosters innovation, encourages teamwork, cultivates creativity and promotes focus on execution. The Company has invested substantial time, energy and resources in building a highly collaborative team that works together effectively in a non-hierarchical environment designed to promote openness, honesty, mutual respect and pursuit of common goals. As the Company continues to develop the infrastructure of a public company and grow, it may find it difficult to maintain these valuable aspects of its corporate culture. Any failure to preserve the Company’s culture could negatively impact its future success, including its ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue its corporate objectives.

Unfavourable economic conditions may affect the Company’s business and financial results

The Company’s operating results may vary based on changes in its industry or the global economy. Unfavorable economic conditions, including the impact of COVID-19, the impact of the Russia’s invasion in Ukraine, the impact of recessions, slow economic growth, economic and pricing instability, decrease of employment levels, increase of interest rates and credit market volatility, may affect the Company’s business and financial results. As a result of such unfavorable economic conditions, entertainment services such as the Company’s may be considered discretionary on the part of some of its current and prospective customers or viewers who may choose to use a competing free service. To the extent that overall economic conditions reduce spending on discretionary activities, the Company’s ability to retain current customers and obtain new customers and viewers could be hindered, which could negatively impact its business, growth revenue and potential profitability. If economic conditions deteriorate, this could have a material adverse effect on the Company’s business, prospects, financial condition, results of operations and cash flows.

The outbreak of COVID-19 could result in unforeseeable consequences

The outbreak of the novel coronavirus, or COVID-19, continues to adversely impact global commercial activity and has contributed to significant volatility in financial markets and economies. The global impact of the outbreak has been rapidly evolving, and many countries have reacted by instituting or reinstituting quarantines, restrictions on travel and other measures to mitigate the impact of this pandemic. While many of these measures have been relaxed in certain jurisdictions, spread of the virus continues and some of these restrictions remain in place. Such actions have created disruption in global supply chains, and have adversely impacted several industries, including, among others, transportation, hospitality and entertainment. The outbreak has triggered a period of global economic slowdown and continued volatility and could have a continued adverse impact on economic and market conditions even after restrictive measures are relaxed or removed. The rapid development and continued fluidity of this situation precludes any prediction as to the duration and extent of this pandemic and its impact on the business, financial condition, and results of operations of the Company and its subsidiaries, as well as the business, financial condition and results of operations of their portfolio companies. Nevertheless, the novel coronavirus presents material uncertainty and risk with respect to our and our subsidiaries’ performance and financial results, including following the relaxation or removal of restrictive measures. The Company continues to actively monitor developments with respect to this pandemic and its impact as part of the Company’s overall investment objective and strategy. To the extent the Company continues to be adversely impacted by the effects of COVID-19, it may have a material adverse impact on the Company’s future net investment income, the fair value of its portfolio investments, its financial condition and the results of its operations and financial condition.

The locations of the Company’s users expose it to foreign privacy and data security laws and may increase its liability, subject it to non-uniform standards and require it to modify its practices

The Company’s users are in Canada, the US and India.. As a result, the Company collects and processes the personal data of individuals who live in several different countries. Privacy regulators in certain of those countries have publicly stated that foreign entities (including entities based in Canada and the US) may render themselves subject to those countries’ privacy laws and the jurisdiction of such regulators by collecting or processing the personal data of those countries’ residents, even if such entities have no physical or legal presence there. Consequently, the Company may be obligated to comply with the privacy and data security laws of certain foreign countries.

The Company’s exposure to Canadian, American, Indian and other foreign territories’ privacy and data security laws impacts its ability to collect and use personal data and increases its legal compliance costs and may expose the Company to liability. As such laws proliferate, there may be uncertainty regarding their application or interpretation, which consequently increases the Company’s potential liability. Even if a claim of non-compliance against the Company does not ultimately result in liability, investigating or responding to a claim may present a significant cost. Future legislation may also require changes in the Company’s data collection practices which may be expensive to implement.

Piracy is likely to have a negative impact on the potential revenue of the Company

A portion of the Company’s revenue comes from the sale of its digital content over the Internet and wireless, cable and mobile networks, which is subject to unauthorized consumer copying and widespread dissemination without an economic return to the Company. Global piracy is a significant threat to the entertainment industry generally and to the Company. Unauthorized copies and piracy have contributed to the decrease in the volume of legitimate sales of music and video content and have put pressure on the price of legitimate sales. This may result in a reduction in the Company’s revenue.

The Company’s business is subject to the risks of natural catastrophic events and to interruption by man-made problems such as computer viruses or terrorism

The Company’s systems and operations are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins, or similar events. For example, a significant natural disaster, such as an earthquake, fire, or flood, could have a material adverse impact on the Company’s business, operating results and financial condition, and insurance coverage may be insufficient to compensate the Company for losses that may occur. In addition, acts of terrorism could cause disruptions in the Company’s business or the economy. The Company’s servers may also be vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with IT systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential customer data. The Company’s business interruption insurance may be insufficient to compensate the Company for losses that may occur because of natural catastrophic events, computer viruses or terrorism. As the Company relies heavily on servers, IT and communications systems, the Internet and the Cloud to conduct its business and provide high quality service to its viewers, such disruptions could negatively impact the Company’s ability to run its business, result in loss of existing or potential viewers and increased maintenance costs, which would adversely affect the Company’s operating results and financial condition.

Customer concentration risk

For the fiscal period ended December 31, 2021, the Company’s top ten customers represented approximately 99% of sales, with three customers representing 40% of sales. This concentration of sales creates customer concentration risk to the business, and any changes to the agreements between the Company and such customers or the loss of such customers’ business could have a materially adverse impact on the business, operations, and results of the Company.

The Company could be subject to additional income tax liabilities

The Company is subject to provincial and federal income taxes in Canada and in numerous foreign jurisdictions. Significant judgment is required in evaluating and estimating worldwide income tax provision and accruals for these taxes. For example, the Company effective tax rates could be adversely affected by earnings being lower than anticipated in countries where it has lower statutory tax rates and higher than anticipated in countries where it has higher statutory tax rates, by losses incurred in jurisdictions for which it is not able to realize the related tax benefit, by changes in foreign currency exchange rates, by changes in the valuation of its deferred tax assets and liabilities, or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. The Company will also be subject to tax audits in various jurisdictions, and such jurisdictions may assess additional income tax liabilities against it.

The Company’s reputation may be negatively impacted, which could have a material adverse effect on its business, financial condition and results of operations

The Company has generally enjoyed a good reputation among the public. The Company’s ability to maintain existing customer relationships and to attract new customers depends to a large extent on its reputation. While the Company has put in place certain mechanisms to mitigate the risk that its reputation may be tarnished, the Company cannot be assured that it will continue to enjoy a good reputation, nor can it be assured that events that are beyond its control will not cause its reputation to be negatively impacted. The loss or tarnishing of the Company’s reputation could have a material adverse effect on its business, prospects, financial condition, and results of operations.

The Company may be adversely affected by litigation and other claims

Defense and settlement costs of legal claims can be substantial, even with respect to claims that have no merit. Like most companies, during its business the Company could be subject to the threat of litigation and may be involved in disputes with other parties in the future, which may result in litigation or other proceedings. The results of litigation or any other proceedings cannot be predicted with certainty. The Company is not currently involved in any disputes with other parties which it believes might result in litigation. Management is committed to conducting business in an ethical and responsible manner which it believes will reduce the risk of conflict and legal disputes with third parties. However, if the Company is unable to resolve future legal disputes favorably, it could have material adverse effects on its business, financial condition, and results of operations.

The Company may be adversely affected by credit risk

Credit risk is the risk of financial loss associated with a counterparty’s inability to fulfill its contractual payment obligations and arises principally from deposits with banks and outstanding receivables. The Company’s primary credit risk relates to its bank accounts. The Company minimizes credit risk on cash by dealing only with recognized, creditworthy third parties, whom management believes to be financially sound counterparties and by depositing only with reputable financial institutions. Additionally, the Company performs credit checks for all customers who wish to trade on credit terms. While the Company believes that it has limited credit risk on accounts receivable, business prospects, financial condition, results of operations and cash flows could be materially affected if a deterioration of economic or business conditions resulted in a weakening of the financial condition of a material number of its customers, causing them to default on their balances owing.

The Company’s business is subject to broadcast regulations in the jurisdictions in which it operates

Regulatory parameters over television broadcasting in North America and India are constantly being revised and changes could have a material adverse impact on the Company’s procedures, costs and revenues. To mitigate these risks, the Company monitors industry developments very closely through industry advisors.

The Company is a niche company with a first to market narrow product offering

As a niche Web video content provider with a narrow product offering, the Company at this time does not have the full diversification in services compared to other larger Web content companies. Therefore, the Company could be exposed to unforeseen changes in the Web content market which could adversely affect its future financial results.

Conflicts of interest

Certain of the directors and officers of the Company also serve as directors and/or officers of other companies involved in the industries in which the Company operates, and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers will be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Company and its shareholders. In addition, each director is required to declare and refrain from voting on any matter in which such director may have a conflict of interest in accordance with the procedures set forth in the Business Corporations Act (Ontario) and other applicable laws. See “Directors and Officers – Conflicts of Interest”.

Dividends are discretionary

The Company is not obligated to pay dividends on its First Preferred Shares, Second Preferred Shares or Common Shares. The payment of dividends is at the sole discretion of the Company’s Board and as at the date hereof, the Company has not paid dividends. In addition, in the future should the Company obtain credit facilities to finance its operations, such credit facilities may restrict its ability to pay dividends, and thus the Company’s ability to pay dividends on its shares will depend on, among other things, its level of indebtedness at the time of the proposed dividend and whether it is in compliance with such facilities. Any reduction or elimination of dividends could cause the market price of the Common Shares to decline and could further cause the Common Shares to become less liquid, which may result in losses to shareholders.

Future sales of Common Shares by the Company

The Company may issue additional Common Shares in the future, which may dilute a shareholder’s holdings in the Company. The Company’s articles permit the issuance of an unlimited number of Common Shares and shareholders will have no pre-emptive rights in connection with such further issuances. The Company’s Board has the discretion to determine the terms of issue of further issuances of Common Shares. Also, additional Common Shares may be issued by the Company upon the exercise of Common Share purchase warrants, compensation options, Stock Options issued under the Stock Option Plan and the redemption of RSUs issued under the Company’s amended and restated RSU Plan.

The Company may be adversely affected by securities or industry research and reports

If securities or industry analysts do not publish research or reports about the Company, if they change their recommendations regarding the Company adversely, or if the Company’s operating results do not meet their expectations, the share price and trading volume could decline.

The trading market for the Company Shares could be influenced by the research and reports that industry or securities analysts publish about the Company. If one or more of these analysts cease coverage or fail to regularly publish reports, the Company could lose visibility in the financial markets, which in turn could cause the trading price or volume of the Common Shares to decline. Moreover, if one or more of the analysts downgrade the Company or its shares or if the Company’s operating results do not meet their expectations, the trading price of the Common Shares could decline.

Legal and accounting requirements and risk of non-compliance

As a publicly listed company, the Company is subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is material. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, the Company’s inability to file required periodic reports on a timely basis, loss of market confidence, delisting of its securities and/or governmental or private actions against the Company. There can be no assurance that the Company will be able to comply with all these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis privately held and larger public competitors.

The Company may be adversely affected by interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. However, a variation of interest rates would not significantly affect results or equity of the Company as it does not have any interest-bearing financial instruments. The Company is not exposed to interest rate risk as at December 31, 2021.

Accounting policies and internal controls

The Company prepares its financial reports in accordance with International Financial Reporting Standards. In preparation of its financial reports, management may need to rely upon assumptions, make estimates or use their best judgment in determining the financial condition of the Company. Significant accounting policies are described in more detail in the Company’s audited financial statements. To have a reasonable level of assurance that financial transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported, the Company has implemented and continues to analyze its internal control systems for financial reporting. Although the Company believes its financial reporting and financial statements are prepared with reasonable safeguards to ensure reliability, the Company cannot provide absolute assurance in this regard.

It may be difficult for shareholders to enforce within Canada any judgments obtained against the Company and to effect service of process against the Company’s directors and officers who are not resident in Canada

The majority of the Company’s subsidiaries and most of its assets are located outside of Canada. Accordingly, it may be difficult for shareholders to enforce within Canada any judgments obtained against the Company, including judgments predicated upon the civil liability provisions of applicable Canadian securities laws or otherwise. Consequently, shareholders may be effectively prevented from pursuing remedies against the Company under Canadian securities laws.

The Company has subsidiaries incorporated in the US, Ireland and India, and certain directors and officers reside outside of Canada and substantially all of the assets of these persons are located outside of Canada. It may not be possible for shareholders to effect service of process against the Company’s directors and officers who are not resident in Canada. In the event a judgment is obtained in a Canadian court against one or more of the directors or officers for violations of Canadian securities laws, it may not be possible to enforce such judgment against those directors and officers not resident in Canada. Additionally, it may be difficult for an investor, or any other person or entity, to assert Canadian securities law claims or otherwise in original actions instituted in the US, Ireland, India or another foreign jurisdiction. Courts in these jurisdictions may refuse to hear a claim based on a violation of Canadian securities laws on the grounds that such jurisdiction is not the most appropriate forum to bring such a claim. Even if a court in a foreign jurisdiction agrees to hear a claim, it may determine that the local law, and not Canadian law, is applicable to the claim. If Canadian law is found to be applicable, the content of applicable Canadian law must be proven as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by foreign law.

A significant number of Common Shares are owned by a limited number of existing shareholders

The Company’s management, directors and employees own a substantial number of the outstanding Common Shares (on a non-diluted and partially diluted basis). As such, the Company’s management, directors, and employees, as a group, are in a position to exercise influence over matters requiring shareholder approval, including the election of directors and the determination of corporate actions. As well, these shareholders could delay or prevent a change in control of the Company that could otherwise be beneficial to the Company’s shareholders.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as otherwise disclosed in this AIF and within the Company’s financial statements, no director or executive officer of QYOU and, to the knowledge of the directors and executive officers of QYOU, none of their respective associates or affiliates, nor any person who beneficially owns or exercises control or direction, directly or indirectly, over more than 10% of the Company’s outstanding Common Shares, nor their respective associates or affiliates, has had any material interest, direct or indirect, in any transaction within our three most recently completed financial years or in any proposed transaction which has materially affected or is reasonably expected to materially affect QYOU or any of its subsidiaries on a consolidated basis.

MATERIAL CONTRACTS

QYOU did not enter into any material contracts during the fiscal period ended December 31, 2021 or before the fiscal period ended December 31, 2021 that are still in effect, other than in the ordinary course of business.

LEGAL PROCEEDINGS and regulatory actions

There are no legal proceedings material to QYOU to which we are a party, or that any of our property is or was the subject of, during our company’s most recent financial year.

To the best of our company’s knowledge, we are not currently a party to any regulatory investigation or proceeding or subject to any potential penalty, individually or in the aggregate, which is likely to have a material adverse effect on the business, operations, or financial condition of our company as a whole.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our Common Shares is Computershare Investor Services Inc. at its principal office in Calgary, Alberta.

INTEREST OF EXPERTS

MNP LLP, the external auditors of the Company, reported on the fiscal period ended December 31, 2021 audited consolidated financial statements. MNP LLP has advised the Company that they are independent of the Company within the meaning of the Rules of Professional Conduct of Chartered Professional Accountants of Ontario (registered name of The Institute of Chartered Accountants of Ontario).

None of the aforementioned firms or persons, nor any directors, officers or employees of such firms, are currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any of associate or affiliate of the Company.

Additional Information

Additional information relating to our company may be found under our company’s SEDAR profile at www.sedar.com.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities and securities authorized for issuance under our equity compensation plans is contained in our management information circular dated May 19, 2022 prepared and filed in connection with our annual and special meeting of shareholders held on June 29, 2022.

Additional financial information is provided in our financial statements and management’s discussion and analysis for the fiscal period ended December 31, 2021.